EXHIBIT 10.20

AIA Document A111-1997

Standard Form of Agreement Between Owner and Contractor

where the basis for payment is the COST OF THE WORK PLUS A FEE with a negotiated Guaranteed Maximum Price

AIA Document A201-1997, General Conditions of the Contract for Construction, is adopted in this document by reference. This document has been approved and endorsed by the Associated General Contractors of America. AIA Document A111 - 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA Document is protected by US. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA Document, or any portion of it may result in severe civil and criminal penalties, end will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:50:26 on 10/17/05 under Order No.1000156558_1 which expires on 1/11/2006, and is not for resale.

AGREEMENT made as of the Tenth day of October in the year Two Thousand and Five

BETWEEN the Owner:

Cytori Therapeutics

6740 Top Gun Street

San Diego, CA 92121

and the Contractor:

Rudolph and Sletten, Inc.

10955 Vista Sorrento Parkway

Suite 100

San Diego, CA 92130

The Project is:

Cytori Therapeutics

3030 Callan Road

San Diego, CA 92121

The Architect is:

Dowler-Gruman Architects

445 West Ash Street

San Diego, CA 92101

The Owner and Contractor agree as follows.

ARTICLE 1                                THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other

Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

ARTICLE 2                                THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3                                RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor’s skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4                                DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1                                 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

The commencement date will be fixed in a notice to proceed

If, prior to commencement of the Work, the Owner requires time to file mortgages, mechanic’s liens and other security interests, the Owner’s time requirement shall be as follows:

4.2                                 The Contract Time shall be measured from the date of commencement.

4.3                                 The Contractor shall achieve Substantial Completion of the entire Work not later than [blank] days from the date of commencement, or as follows:

Tenant Improvement Substantial Completion date: February 1, 2006, subject to adjustments of this Contract Time as provided in the Contract Documents.

ARTICLE 5                                BASIS FOR PAYMENT

5.1                               CONTRACT SUM

5.1.1                        The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee.

5.1.2                        The Contractor’s Fee is: Four percent (4%) of the cost of the Work. This same percentage will be used for changes in the Work.

5.2                               GUARANTEED MAXIMUM PRICE

5.2.1                        The sum of the Cost of the Work and the Contractor’s Fee is guaranteed by the Contractor not to exceed

Two Million Five Hundred Seventy Nine Thousand Two Hundred and Sixty Two Dollars ($2,579,262), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

5.2.2                        The Guaranteed Maximum Price is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

Insurance rate to be fixed at $0.95 / $1,000 coverage (Article 16)

5.2.3                        Unit prices, if any, are as follows:

Description	Units	Price ($0.00)

5.2.4                        Allowances, if any, are as follows

Allowance

To be included in subsequent Request for Authorization letters

5.2.5                        Assumptions, if any, on which the Guaranteed Maximum Price is based are as follows:

To be included in subsequent Request for Authorization letters

5.2.6                        To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

ARTICLE 6                                CHANGES IN THE WORK

6.1                                 Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Section 7.3.3 of AIA Document A201-1997.

6.2                                 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of AIA Document A201-1997 and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Section 7.3.6 of AIA Document A201-1997 shall have the meanings assigned to them in AIA Document A201-1997 and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.3                                 In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201-1997 shall mean the Cost of the Work as defined in Article 7 of this Agreement and the terms “fee” and “a reasonable allowance for overhead and profit” shall mean the Contractor’s Fee as defined in Section 5.1.2 of this Agreement.

6.4                                 If no specific provision is made in Section 5.1 for adjustment of the Contractor’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Section 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor’s Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 7                                COSTS TO BE REIMBURSED

7.1                               COST OF THE WORK

The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.2                               LABOR COSTS

7.2.1                        Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner’s approval, at off-site workshops.

See Exhibit ”E” for Trade Labor Rates

7.2.2                        Wages or salaries of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s approval.

See Exhibit ”E” for Management Labor Rates

7.2.3                        Wages and salaries of the Contractor’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

7.2.4                        Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Sections 7.2.1 through 7.2.3.

7.3                               SUBCONTRACT COSTS

7.3.1                        Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

7.4                               COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

7.4.1                        Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

7.4.2                        Costs of materials described in the preceding Section 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.5                                 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.5.1                        Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the

Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.5.2                        Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval.

7.5.3                        Costs of removal of debris from the site.

7.5.4                        Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.5.5                        That portion of the reasonable expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work.

7.5.6                        Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

7.6                               MISCELLANEOUS COSTS

7.6.1                        That portion of insurance and bond premiums that can be directly attributed to this Contract:

Liability Insurance cost shall be $.95 per $1,000.00 of Contract value.

7.6.2                        Sales, use or similar taxes imposed by a governmental authority that are dated to the Work.

7.6.3                        Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.6.4                        Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AZA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Section 7.7.3.

7.6.5                        [reserved]

7.6.6                        Data processing costs related to the Work.

7.6.7                        Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

7.6.8                        [reserved]

7.6.9                        Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work if approved by the Owner.

7.7                               OTHER COSTS AND EMERGENCIES

7.7.1                        Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

7.7.2                        Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.6 of AIA Document A201-1997.

ARTICLE 8                                COSTS NOT TO BE REIMBURSED

8.1                                 The Cost of the Work shall not include:

8.1.1                        Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Sections 7.2.2 and 7.2.3 or as may be provided in Article 14.

8.1.2                        Expenses of the Contractor’s principal office and offices other than the site office.

8.1.3                        Overhead and general expenses, except as may be expressly included in Article 7.

8.1.4                        The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Section 7.5.2.

8.1.6 Except as provided in Section 7.7.3 of this Agreement, costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

8.1.7 Any cost not specifically and expressly described in Article 7.

8.1.8 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.

ARTICLE 9                                DISCOUNTS, REBATES AND REFUNDS

9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 10                         SUBCONTRACTS AND OTHER AGREEMENTS

10.1                           Those portions of the Work that the Contractor does not customarily perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2                           If a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3                           Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

ARTICLE 11                         ACCOUNTING RECORDS

The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12                         PAYMENTS

12.1                        PROGRESS PAYMENTS

12.1.1                  Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

12.1.3                  Provided that an Application for Payment is received by the Architect not later than the first (1st) day of a month, the Owner shall make payment via wire transfer to the bank designated by the Contractor to the Contractor not later than the thirtieth (30th) day of the same month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than twenty (20) days after the Architect receives the Application for Payment.

12.1.4                  With each Application for Payment, the Contractor shall submit whatever evidence is reasonable to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the present Application for Payment.

12.1.5                  Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

12.1.6                  Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.1.7                  Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1                                       take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.8 of AIA Document A201-1997;

.2                                       add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

.3                                       add the Contractor’s Fee, less retainage of ten percent ( 10% ).The Contractor’s Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Section 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion;

.4                                       subtract the aggregate of previous payments made by the Owner;

.5                                       subtract the shortfall, if any, indicated by the Contractor in the documentation required by Section 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation; and

.6                                       subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of AIA Document A201-1997.

12.1.8                  Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retainage of not less than ten percent (10). The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors.

12.1.9                  In taking action on the Contractor’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 12.1.4 or other supporting data; that the Architect has made exhaustive or continuous onsite inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.

12.2                        FINAL PAYMENT

12.2.1                  Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

.1                                       the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Section 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

.2                                       a final Certificate for Payment has been issued by the Architect.

12.2.2                  The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

12.2.3                  The Owner’s accountants will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Contractor’s final accounting, and provided the other conditions of Section 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of the AIA Document A201-1997. The time periods stated in this Section 12.2.3 supersede those stated in Section 9.4.1 of the AIA Document A201-1997.

12.2.4                  If the Owner’s accountants report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy of the Architect’s final Certificate for Payment; failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner’s accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect’s final Certificate for Payment.

12.2.5                  If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has participated in savings as provided in Section 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 13                         TERMINATION OR SUSPENSION

13.1                           The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of AIA Document A201-1997. However, the amount to be paid to the Contractor under Section 14.1.3 of AIA Document A201-1997 shall not exceed the amount the Contractor would be entitled to receive under Section 13.2 below, except that the Contractor’s Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

13.2                           The Contract may be terminated by the Owner for cause as provided in Article 14 of AL4 Document A201-1997. The amount, if any, to be paid to the Contractor under Section 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

13.2.1                  Take the Cost of the Work incurred by the Contractor to the date of termination;

13.2.2                  Add the Contractor’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

13.2.3                  Subtract the aggregate of previous payments made by the Owner.

13.3                           The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Section 13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

13.4                           The Work may be suspended by the Owner as provided in Article 14 of AL4 Document A201-1997; in such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Section 14.3.2 of AIA Document A201-1997 except that the term “profit” shall be understood to mean the Contractor’s Fee as described in Sections 5.1.2 and Section 6.4 of this Agreement.

13.5                           Termination:

(a)                                  If pursuant to any provision in the Contract Documents, the Contractor is granted the right to terminate the Agreement, such right may be exercised by the Contractor giving the owner fifteen (15) days written notice. Upon termination, Owner will pay to the Contractor within thirty (30) days thereafter all amounts to be paid by Owner pursuant to Article 13.

(b)                                 If Owner terminates the Agreement pursuant to any right of termination within the Contract Documents, Owner shall pay to Contractor within thirty (30) days thereafter all amounts to be paid by Owner pursuant to Article 13 upon termination; provided, however, that a termination of the Agreement by Owner for cause pursuant to 14.2 of the General Conditions shall be governed in accordance with the terms of Paragraph 14.2 of the General Conditions.

ARTICLE 14                         MISCELLANEOUS PROVISIONS

14.1                           Where reference is made in this Agreement to a provision AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2                           Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

Prevailing prime rate of the Bank of America, NTSA

14.3                           The Owner’s representative is:

N/A

14.4                           The Contractor’s representative is:

N/A

14.5                           Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.

14.6                           Other provisions:

14.6.1                  (a) In the event the Work herein be wholly or partially damaged or destroyed from any causality or cause whatsoever, before the final completion of said Work, the Contractor, upon written instructions from the Owner, shall proceed to replace and/or repair said Work in accordance with the plans. In this event, the provisions of this Agreement shall remain in full force and effect, except that the Guaranteed Maximum Cost stated in Article 5 shall be increased by the total cost of removing and/or replacing all damaged and/or destroyed work, the time for completion shall be extended and the Contractor’s fee shall be increased. (b) In the event of substantial damage or destruction to the Work by any cause the Owner may, upon giving written notice to the Contractor, elect to terminate the Agreement. In such case, the Owner shall pay the Contractor for all costs of the Work and all obligations incurred by Contractor in connection with the Work through the date of termination, and the Contractor’s fee earned upon the costs and obligations. (c) Prior to commencement of the Work, Owner shall obtain flood, tire, earthquake, and extended coverage insurance, including “All Risk” insurance for malicious mischief and vandalism and such other additional insurance as Owner may desire to insure the Work and all materials intended to become part of the Work, wherever located from the causalities and causes as set forth in subparagraph (a), and Owner shall bear the risk of loss not covered by such insurance. A copy of each policy shall be submitted to Contractor for approval. Such policies shall include Waiver of Subrogation and Permission to Occupy Endorsements, and shall name Contractor and its subcontractors and suppliers (all tiers) as additional insureds.

14.62                     Owner agrees to defend, indemnify and hold Contractor and Contractor’s directors, officers, employees, agents and &dates harmless from any and all claims, damages, costs or liabilities arising out of or related to any hazardous materials that were present at, on or under the property prior to commencement of the construction of the Work or that are thereafter introduced to the site by persons other than Contractor or any of its subcontractors, suppliers, or vendors, regardless of tier. The obligations specified in the previous sentence shall be effective regardless of Contractor’s or its subcontractor or suppliers’ own negligence or fault, so long as the claim, damage, cost or liability indemnified against does not arise from the sole negligence or willful misconduct of Contractor or its subcontractors or suppliers. Contractor shall not be responsible and shall have no obligations to indemnify, defend or hold harmless any person for claims, damages, costs or liabilities arising out of or related to the conduct of Owner’s separate contractors or consultants. Notwithstanding any of the provisions of the Contract Documents to the contrary, Contractor shall not have any duty to indemnify any person, and shall not be liable to Owner, its affiliates, or any other persons for any claims, damages, costs or liabilities arising out of or related to: (1) Hazardous materials to the extent that such materials were at, on or under or about the project site prior to the commencement of the Work; (2) Hazardous materials introduced to the site by persons other than Contractor or any of its subcontractors, suppliers or vendors, regardless of tier, or by processes or forces such as infiltration or migration from off the project, which are not caused or controlled by Contractor, its subcontractors, or suppliers; or (3) Subsidence not caused by Contractor. For purposes of this provision: (a) Hazardous materials means any and all pollutants, toxic materials, gaseous emissions or substances, or hazardous materials (including, without limitation, substances such as lead, PCB’s, hydrocarbons, or asbestos). (b) Subsidence not caused by Contractor means any subsidence, shifting, sliding, slippage, heaving, liquefaction, raising, lowering, collapse, swelling, dislocation of any soils, ground, rock or materials present at the project site, not constructed as part of the Work, which was contributed to or resulted from any cause or mechanism other than the active negligence of Contractor or its subcontractors, suppliers or vendors, or from the failure by any of them to fulfill obligations they owe under the Contract Documents.

14.6.3                  Owner acknowledges that Contractor is acting as a licensed contractor, not as an architect, engineer, or other design professional. If any other portion of the Contract Documents specifically and clearly imposes a design/build requirement on the Contractor, for which the services of an architect or engineer are required, then Contractor will fulfill that requirement by retaining appropriately licensed subconsultants. The services to be performed by Contractor under the Contract Documents shall not constitute it an Architect nor impose upon it the obligation to render to, assume, or perform on behalf of Owner the professional responsibilities, duties, services and activities of the Architect or any other design professional. Contractor assumes no responsibility or liability in connection with the design of the Project by Architect or the failure of the Architect to provide designs or otherwise discharge Architect’s obligations. Contractor’s performance of the Contract Documents does not relieve Architect of its obligations to Owner. Contractor shall notify Owner and/or Architect promptly in writing if it becomes aware the needed designs are lacking.

14.6.4                  Mediation: All reference in the Contract Documents, including in the General Conditions, to the word arbitration are hereby deleted, and notwithstanding any such reference the parties do hereby agree instead to submit to mediation any such disputes in accordance with the following provisions:

If a dispute arises out of or relates to the Contract Documents or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor in good faith to settle the dispute within 45 days of submission to mediation under Construction Industry Mediation Rules of the American Arbitration Association, before having recourse to a judicial forum. The mediation shall be initiated by written request of either party and shall be commenced within fifteen (15) days of receipt of such notice.

The parties agree that if the mediation fails and the dispute is submitted to a judicial forum, there shall be no right of appeal from the judgment of the court of original jurisdiction, hereby waiving all rights of appeal.

14.65                     Delay: Notwithstanding any provision of the Contract Documents to the contrary, in the event that the project is delayed or suspended, other than for the Contractor’s fault, for a period or periods of time that in aggregate exceed twenty percent (20%) of the originally specified time for performance, Contractor shall be entitled to an equitable adjustment of General Conditions, Fee, and of the Guaranteed Maximum Price in light of the delay or suspension.

ARTICLE 15                         ENUMERATION OF CONTRACT DOCUMENTS

15.1                           The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

15.1.1                  The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A111-1997.

15.1.2 The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997.

15.1.3                  The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated, and are as follows:

Document	Title	Pages

15.1.4                  The Specifications are those contained in the Project Manual dated as in Section 15.1.3, and are as follows:

Title of Specifications exhibit:

15.1.5                  The Drawings are as follows, and are dated unless a different date is shown below:

Title of Drawings exhibit:

15.1.6                  The Addenda, if any, are as follows:

Number	Date	Pages

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

15.1.7                  Other Documents, if any, forming part of the Contract Documents are as follows:

50% CD Estimate dated August 24, 2005

ARTICLE 16                         INSURANCE AND BONDS

Type of insurance	Limit of Liability ($0.00)
Insurance rate to be fixed at $0.95 / $1,000 coverage

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

/s/ Christopher J. Calhoun		/s/ Martin Sisemore
OWNER	Cytori Therapeutics	CONTRACTOR	Rudolph and Sletten, Inc.

Christopher J. Calhoun, CEO		Martin Sisemore, President and CEO